UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 11, 2007

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16215 Alton Parkway, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 926-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 11, 2007 Broadcom Corporation entered into a letter agreement with Eric K. Brandt (the "Agreement"), pursuant to which Mr. Brandt will serve as Senior Vice President and Chief Financial Officer of Broadcom, reporting to its President and Chief Executive Officer. The company currently anticipates that Mr. Brandt will commence employment on a full-time basis in this role on or about March 29, 2007, and will continue to be employed on an at-will basis until either party gives notice of termination.

Mr. Brandt served as Chief Executive Officer of Avanir Pharmaceuticals from September 2005 until March 2007. Prior to joining Avanir, Mr. Brandt served as Executive Vice President – Finance and Technical Operations and Chief Financial Officer of Allergan, Inc. in Irvine, Calif., where he also held a number of other senior positions following his arrival there in 1999. Previously, Mr. Brandt spent 10 years with The Boston Consulting Group in Boston, Mass., most recently serving in the role of Vice President and Partner and as a senior member of the firm’s heath care practice. Mr. Brandt currently serves as a director of Dentsply International, Inc. and of Vertex Pharmaceuticals, Inc., where he chairs the audit committee.

On March 14, 2007 Broadcom announced that Mr. Brandt will be joining the company as Senior Vice President and Chief Financial Officer. The full text of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

(e) Under the Agreement, Mr. Brandt will receive a base salary at an annual rate of $350,000. Mr. Brandt will also be eligible to participate in the company’s annual cash bonus program, with his initial target bonus under that program to be 40% of his base salary. In the event Mr. Brandt’s commencement of services on a full-time basis for Broadcom (the "Start Date ") occurs after April 2, 2007, Mr. Brandt’s target and actual cash bonus for 2007 will be prorated to take into account the portion of the calendar year that he was actually employed by the company. If his Start Date occurs on or before April 2, 2007, Mr. Brandt’s target and actual cash bonus for 2007 will not be prorated. Within the first 30 days after the Start Date, Mr. Brandt will also receive a sign-on bonus from Broadcom in the amount of $150,000. Such bonus is subject to repayment in the event that Mr. Brandt voluntarily terminates his employment, other than for good reason (as defined in the Agreement), within 24 months after the Start Date. The Agreement also provides for benefits commensurate with those offered to other executive employees of Broadcom.

Pursuant to the Agreement, Mr. Brandt will be granted an option to purchase 175,000 shares of Broadcom’s Class A Common Stock with an exercise price per share equal to the closing selling price per share of Broadcom’s Class A Common Stock as reported by the Nasdaq Global Select Market on the date of grant. The option will vest and become exercisable with respect to twenty-five percent (25%) of the underlying shares upon the first anniversary of the Start Date, and the remaining seventy-five percent (75%) of the underlying shares will vest and become exercisable in a series of 36 successive equal monthly installments upon Mr. Brandt’s completion of each additional month of service with Broadcom following such anniversary date. In addition, Mr. Brandt will receive an award of 87,500 restricted stock units to acquire an equal number of shares of Broadcom’s Class A Common Stock with no cash payment on his part other than applicable income and employment taxes. The restricted stock units will vest in 16 successive equal quarterly installments over the 48-month period of service following the date of such award. The stock option and restricted stock units will be granted on or about May 5, 2007, provided that the trading window for stock trades by executives as determined under the company’s policies is open on that date.

If Broadcom terminates Mr. Brandt’s employment other than for cause or disability (each as defined in the Agreement) or if Mr. Brandt terminates his employment with Broadcom for good reason within nine months following either the appointment of a new Chief Executive Officer or a change in control (each an "Event"), then he will receive (i) one year’s additional salary at his then current rate; (ii) continuation of certain employee benefits for one year after the date of termination; (iii) a prorated portion of any cash bonus for which he would otherwise be eligible for the year in which such termination occurs; and (iv) accelerated vesting of his outstanding stock options, RSUs and any other equity awards as if he had completed an additional 24 months of service with the company, which options and other awards will remain exercisable for 24 months from the date of termination (but not beyond the expiration of their respective maximum terms). The Agreement also provides that if Mr. Brandt’s employment is terminated at any time during its term by reason of his death or disability, his outstanding unvested stock options and any other unvested equity awards will immediately vest in full. The terms of the Agreement apply to all Broadcom stock options, RSUs or other equity awards made to Mr. Brandt.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1—Press Release dated March 14, 2007 of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

March 15, 2007	By:	Henry Samueli

Name: Henry Samueli
Title: Chairman of the Board and Chief Technical Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 14, 2007 of the Registrant.